 Exhibit 10.1

PRIDE INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

This Pride International, Inc. Supplemental Executive Retirement Plan (the “Plan”) constitutes an amendment and restatement in its entirety of the Pride International, Inc. Supplemental Executive Retirement Plan originally effective January 1, 1996, as thereafter amended and restated effective May 18, 2004, February 17, 2005, and January 1, 2007.

SECTION 1
PURPOSES OF PLAN, EFFECTIVE DATE AND DEFINITIONS

1.1           Purpose.  The purpose of the Plan is to provide specified benefits to a select group of management and highly compensated employees of Pride International, Inc. (the “Company”) and its Affiliates who contribute materially to the continued growth, development and future business success of the Company.  The Plan shall be an unfunded deferred compensation arrangement.

1.2           Effective Date.  The Plan, as amended and restated herein, shall be effective as of January 1, 2009.

1.3           Definitions.  For purposes of this Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context or unless alternative definitions are provided in a Participation Agreement.

(a)           “Actuarial Equivalent” means a benefit of equivalent value as computed on the basis of an interest rate assumption and applicable mortality table as described in Appendix A hereto, with such appendix hereby incorporated by reference as part of the Plan, as may be amended from time to time by the Committee.

(b)           “Affiliate” means any corporation that has adopted the Plan and the shares of which are owned or controlled, directly or indirectly, by the Company representing fifty percent (50%), or more, of the voting power of the issued and outstanding capital stock of such corporation.

(c)           “Beneficiary” means the person or persons designated by a Participant to receive the benefits that are payable under the Plan upon or after the death of the Participant.

(d)           “Benefit Percentage” means the percentage provided in the applicable Participation Agreement for purposes of calculating the SERP Benefit.

(e)           “Board” means the Board of Directors of the Company.

(f)           “Cause” means “cause” within the meaning of the Participant’s employment agreement in effect with the Employer at the time of the Participant’s Separation from Service (or, if the Participant does not then have an employment agreement, the Participant’s severance agreement then in effect with the Employer).  If there is no such agreement in effect at the time of the Participant’s Separation from Service, then “Cause” shall mean:  (i) the Participant’s continued failure to perform his or her duties and responsibilities with the Company (other than any failure due to physical or mental incapacity) after a written demand for performance is delivered to him or her by the Board which specifically identifies the manner in which the Board believes he or she has not performed his or her duties; (ii) gross negligence or willful misconduct which causes injury, monetary or otherwise, to the Company or its affiliates; (iii) intentional action which causes injury, monetary or otherwise, to the Company or its affiliates and which the Participant knows would not comply with the laws of the United States or any other jurisdiction applicable to the Participant’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes; or (iv) material violation of any covenant not to compete that is applicable to the Participant.  For this purpose, no act or failure to act by the Participant shall be considered “willful” unless done or omitted to be done by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

(g)           “Change in Control” shall mean a change in control within the meaning of the Participant’s employment agreement with the Employer (or, if the Participant does not have an employment agreement, the Participant’s severance agreement) as in effect at the time of the change in control event.  If there is no such agreement then in effect, then “Change in Control” shall mean (and shall be deemed to have occurred on) the date of the first to occur of any of the following:

(i)           there occurs a change in control of the Company of the nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A or Item 1 of Form 8(k) promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Plan, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes;

(ii)           any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

(iii)           individuals who, as of the date hereof, constitute the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director who was nominated for election or was elected with the approval of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iv)           the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former stockholders of the Company prior to such merger or consolidation;

(v)           the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person; or

(vi)           a Merger Protection Change in Control shall have occurred.

(h)           “Change in Control Termination” means Separation from Service with the Employer (other than for Cause or death) within the period of time, not to exceed two (2) years, following a Change in Control described in the Participant’s employment agreement in effect with the Employer at the time of the Change in Control (or, if the Participant does not then have an employment agreement, the Participant’s severance agreement then in effect), which entitles the Participant to enhanced separation payments under such agreement including, without limitation, any enhanced separation payments payable under such agreement due to a voluntary termination within the applicable window period.  If there is no such agreement then in effect, “Change in Control Termination” shall mean an involuntary Separation from Service (other than for Cause, death or Disability) (i) within two (2) years following a Change in Control which occurs other than because of a Merger Protection Change in Control or within one (1) year following a Merger Protection Change in Control, or (ii) such other definition as shall be set forth in the Participation Agreement.

(i)            “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)            “Committee” means the Compensation Committee of the Board.

(k)           “Company” means Pride International, Inc. and its successors.

(l)            “Disabled” or “Disability” means a condition that, under the Company’s employee benefit plan providing long-term disability benefits, entitles the Participant to receive long-term disability benefits and which satisfies the definition of disability under Section 409A.

(m)           “Early Retirement Date” means the date the Participant has both attained age 55 and completed 15 years of Service or such other date as is specified in the Participant’s Participation Agreement.

(n)           “Effective Date” means the date set forth in Section 1.2.

(o)           “Employee” means any person who is employed by the Company or an Affiliate on a regular full-time basis determined by the personnel rules and practices of the Company or Affiliate, as applicable.

(p)           “Employer” means the Company, its successors and assigns and each Affiliate that has adopted or which adopts the Plan with the approval of the Board.

(q)           “Final Annual Salary” means the Participant’s base annual salary and target award under the Company’s annual bonus plan as in effect on the Participant’s last day of active employment (if the Company has not specified a target award for such year, the most recent target award will be considered continued in effect); provided, however, in the event of a Change in Control Termination, the Final Annual Salary shall be the greater of the Final Annual Salary as calculated immediately preceding the Change in Control or the Final Annual Salary as calculated on the Participant’s last day of active employment.

(r)           “Merger Protection Change in Control” of the Company shall mean, and shall be deemed to have occurred on, the date the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby at least fifty percent (50%) but not more than sixty-six percent (66%) of the total voting power of the surviving corporation is represented by shares held by former stockholders of the Company immediately prior to such merger or consolidation.

(s)           “Minimum Normal Retirement Benefit” means the amount, if applicable, set forth in the Participant’s Participation Agreement as the minimum normal retirement benefit as described in Section 4.9(a)(ii).

(t)            “Normal Retirement Date” means the date a Participant attains age 62, or such other date as is specified in the Participant’s Participation Agreement.

(u)           “Participant” means an Employee who has satisfied and continues to satisfy the eligibility requirements to participate in the Plan, including proper execution of a Participation Agreement.

(v)           “Participation Agreement” means an agreement between an Employer and an Employee, in the form and subject to the conditions prescribed by the Committee, pursuant to which the Employee is granted the right to participate in the Plan.

(w)          “Plan” means the Pride International, Inc. Supplemental Executive Retirement Plan as set forth herein and as may be amended from time to time.

(x)           “Section 409A” means Section 409A of the Code and applicable Treasury authorities.

(y)           “Section 409A Change in Control” means a Change in Control that satisfies the requirements of a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation under Treasury Regulation § 1.409A-3(i)(5) (or any successor regulation).

(z)            “SERP Benefit” means any benefit payable or paid to a Participant, a surviving spouse or Beneficiary(ies) under the terms and conditions of this Plan.

(aa)          “Separation from Service” means a Participant’s termination of employment and “separation from service” with all Employers within the meaning of Treasury Regulation § 1.409A-1(h) (or any successor regulation).

(bb)         “Service” means, for purposes of Early Retirement Date, the period of continuous employment with the Employer(s) from the Employee’s last date of hire by an Employer.

SECTION 2
ADMINISTRATION OF THE PLAN

2.1           Committee Powers.  The Committee shall have full power and authority to interpret the provisions of the Plan and may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions and purposes of the Plan.

2.2           Committee Action.  A majority of the members of the Committee shall constitute a quorum for the transaction of business.  All action taken by the Committee at a meeting shall be by the vote of a majority of those present at such meeting, but any action may be taken by the Committee without a meeting upon written consent signed by a majority of the members of the Committee.

2.3           Committee Determinations Conclusive.  All determinations of the Committee shall be final, binding and conclusive upon all persons.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons.  Without limiting the generality of the foregoing, the determination of the Committee as to whether a Participant has a Separation from Service and the date thereof, or the cause to which Separation from Service is attributable, shall be final, binding and conclusive upon all persons.

2.4           Committee Liability.  No member of the Committee shall be liable for any act done or determination made in good faith.

SECTION 3
ELIGIBILITY AND PARTICIPATION

3.1           Eligibility.  Only Employees who are approved by the Committee and who, individually and collectively, constitute a select group of management or highly compensated employees shall be eligible to participate in this Plan.

3.2           Participation.  An eligible Employee who is selected by the Committee for participation in the Plan may become a Participant by properly executing a Participation Agreement that, together with the Plan, shall govern the Participant’s rights under the Plan.  Participation in the Plan shall automatically cease upon a Participant’s Separation from Service with all Employers, except to the extent that the Participant is then eligible to receive a Normal Retirement Benefit or an Early Retirement Benefit under this Plan or otherwise has a vested right to a Plan benefit, each as described in Section 4.  The terms, conditions and provisions of a Participation Agreement may modify or provide alternative terms than those contained in the Plan.

SECTION 4
BENEFITS

4.1           Normal Retirement Benefit.  In the event of a Participant’s Separation from Service (including by reason of death) on or after his or her Normal Retirement Date, the Company shall pay or cause to be paid to the Participant a benefit in the form and at the time as provided in Section 4.9 hereof, subject to any applicable vesting schedule set forth in the Participation Agreement; provided, however, that in the event (a) the Company does not pay or (b) the Company and the Employer who employed the Participant agree that the Employer will pay, then the Employer who employed the Participant shall pay such benefit to the Participant.

4.2           Early Retirement Benefit.

(a)           Benefit.  In the event of a Participant’s Separation from Service (including by reason of death) on or after his or her Early Retirement Date but prior to his or her Normal Retirement Date, the Company shall pay or cause to be paid to the Participant a benefit at the time as provided in Section 4.9 hereof, with such benefit determined by application of the Applicable Reduction Factor set forth in Section 4.8 and subject to any applicable vesting schedule set forth in the Participation Agreement; provided, however, that in the event (a) the Company does not pay or (b) the Company and the Employer who employed the Participant agree that the Employer will pay, then the Employer who employed the Participant shall pay such benefit to the Participant.

(b)           Involuntary Termination.  Except as otherwise set forth in a Participation Agreement, if a Participant is terminated prior to his or her Normal Retirement Date by the Company involuntarily and not due to Cause, (i) three years shall be added to the Participant’s age and Service for purposes of determining whether the Participant has reached his or her “Early Retirement Date”, and (ii) three years shall be added to the Participant’s age for purposes of determining the Applicable Reduction Factor set forth in Section 4.8.

4.3           Other Terminations of Employment.  Except as otherwise provided herein, if a Participant has a Separation from Service prior to the Participant’s Normal or Early Retirement Date for any reason other than a Change in Control Termination, death, Disability or termination for Cause, the right of the Participant to a Plan benefit in the form and at the time as provided in Section 4.9 hereof, if any, shall be determined based on the terms and conditions of his or her Participation Agreement, and in accordance with the vesting schedule set forth in that agreement.  The Participant shall forfeit any right to a SERP Benefit to the extent the benefit is not vested under the terms of the Participation Agreement.

4.4           Change in Control.

(a)           Vesting.  In the event the Participant has a Change in Control Termination, the SERP Benefit shall immediately become fully vested.

(b)           Section 409A Change in Control.  Notwithstanding anything herein to the contrary, if a Participant has a Change in Control Termination and the Change in Control is a Section 409A Change in Control, then the Participant shall be entitled to a lump sum payment as determined under Section 4.4(d) on the later of (i) the date that is 60 days after the date of the Participant’s Change in Control Termination, or (ii) the date that complies with Section 8.11 hereof.

(c)           Change in Control Other than a Section 409A Change in Control.  Notwithstanding anything herein to the contrary, if a Participant has a Change in Control Termination and the Change in Control is not a Section 409A Change in Control, then the Participant shall be entitled to a lump sum payment as determined under Section 4.4(d) on the later of (i) the date the Participant attains age 55, (ii) the date that is 60 days after the date of the Participant’s Change in Control Termination, or (iii) the date that complies with Section 8.11 hereof.

(d)           Amount of Payment.  The lump sum payment under Sections 4.4(b) and 4.4(c) shall be in an amount equal to the Actuarial Equivalent, as of the payment date, of the benefit that would have been payable on the first to occur of the Participant’s Normal or Early Retirement Date (with Early Retirement Date determined as if the Participant had remained in Service until the later of the payment date or attainment of his Early Retirement Date).  The lump sum payment under Section 4.4(b) or 4.4(c) shall be in lieu of any other SERP Benefit hereunder and neither the Participant nor any surviving spouse or Beneficiary of the Participant shall be entitled to any other payment pursuant to this Plan or the Participation Agreement following a Change in Control Termination.

(e)           Rabbi Trust.  In the event of a Change in Control, an amount sufficient to pay the maximum aggregate potential benefits to which each Participant could be entitled based on Final Annual Salary as of the date of the Change in Control or, if earlier, Separation from Service shall be deposited no later than three (3) days prior to the Change in Control into an irrevocable grantor trust, established with a duly authorized bank or corporation with trust powers designated by the Company’s Chief Executive Officer (“Rabbi Trust”).  Any amounts subsequently due to such Participants under this Plan shall first be satisfied by the Rabbi Trust and the remaining obligations shall be satisfied by the Company, in accordance with the terms of the Plan.

(f)           Alternative Benefit.  Notwithstanding anything herein to the contrary, a Participation Agreement may provide for a different amount of SERP Benefit in lieu of the amount set forth in Section 4.4(b) or 4.4(c).

4.5           Death Benefits.  In the event of the Participant’s Separation from Service due to death, the SERP Benefit shall immediately become fully vested.  If a Participant has a Separation from Service due to death before reaching his or her Early or Normal Retirement Date, or dies after Separation from Service with the right to receive a SERP Benefit and before receipt of such SERP Benefit, the Participant’s surviving spouse or Beneficiary shall receive a benefit in an amount equal to the Actuarial Equivalent, as of the payment date, of the benefit that would otherwise have been payable due to the Separation from Service, and payment of such SERP Benefit shall be made on the date that is 60 days after the date of the Participant’s death.

4.6           Disability.  If a Participant becomes Disabled prior to the commencement of the payment of any benefits hereunder and prior to his or her Normal Retirement Date, the Company shall pay or cause to be paid to the Participant a benefit in the form as provided in Section 4.9(a) hereof, with such benefit determined by application of the Applicable Reduction Factor set forth in Section 4.8 (“Disability Benefit”).  The Disability Benefit shall be reduced by the amount of any Employer or government provided disability benefits.  In the event (i) the Company does not pay or (ii) the Company and the Employer who employed the Participant agree that the Employer will pay, then the Employer who employed the Participant shall pay the Disability Benefit to the Participant.  The Disability Benefit shall immediately become fully vested, unless otherwise provided in the applicable Participation Agreement, and shall be paid no later than 60 days after the date of the Participant’s Disability.

4.7           Separation from Service for Cause.  Notwithstanding anything to the contrary in this Plan or the Participation Agreement, a Participant shall forfeit all rights to any benefits under this Plan, whether or not vested, upon a Separation from Service due to Cause.

4.8           Payment of SERP Benefit Before Normal Retirement Date.  In the event a SERP Benefit is paid under Section 4.2 or Section 4.6 hereof before the Participant’s Normal Retirement Date, or in the event the benefit under Section 4.4(d) is determined based on the Actuarial Equivalent of the benefit that would have been payable on the Participant’s Early Retirement Date, the applicable reduction factor (“Applicable Reduction Factor”) shall be as set forth below:

Number of Years Prior to Normal Retirement Date	Reduction Factor
less than 1	0.96
1 but less than 2	0.92
2 but less than 3	0.88
3 but less than 4	0.84
4 but less than 5	0.80
5 but less than 6	0.76
6 but less than 7	0.72
7 but less than 8	0.68
8 but less than 9	0.64
9 but less than 10	0.60
10 but less than 11	0.56
11 but less than 12	0.52
12 or more	0.50

4.9           Payment of Benefits.

(a)	Amount and Form of Benefit.

(i)           General Rule.  The SERP Benefit will be in the form of a lump sum cash payment in an amount equal to the Actuarial Equivalent, as of the “Date of Payment” (as defined in Section 4.9(b)), of an annual benefit (i) equal to the Benefit Percentage of the Participant’s Final Annual Salary, (ii) commencing on the Participant’s Determination Date, and (iii) payable in the form of a ten-year certain and single life annuity benefit based on the Participant’s life.  Notwithstanding the foregoing, the Applicable Reduction Factor shall apply for purposes of determining the SERP Benefit with respect to any Participant who is entitled to a SERP Benefit described in Section 4.8.  For purposes of this Section 4.9, the “Determination Date” with respect to a Participant means the applicable of the Participant’s Normal Retirement Date or, if later, the date of the Participant’s Separation from Service, provided, however, that (a) if the Participant is eligible for an early retirement benefit under Section 4.2 or a disability benefit under Section 4.6, the “Determination Date” shall be the Date of Payment and (b) if the Participant is eligible for a benefit under Section 4.4 that is determined based on the Participant’s Early Retirement Date, the “Determination Date” shall mean the later of the Date of Payment or the date the Participant would have attained his Early Retirement Date.

(ii)           Minimum Normal Retirement Benefit.  If it would result in a greater benefit, the amount of the lump sum SERP Benefit shall not be less than the Minimum Normal Retirement Benefit amount, if applicable.

(iii)          Adjustments.  Notwithstanding any other provisions hereof, the amount of the SERP Benefit in Section 4.9(a)(i) shall be subject to all other provisions of the Plan and Participation Agreement, including, without limitation, applicable vesting provisions and disability adjustment, and provisions regarding payment as a result of the application of Section 4.4(b) or (c), and the Minimum Normal Retirement Benefit in Section 4.9(a)(ii) shall be subject to any applicable vesting schedules.

(b)           Time of Payment of Benefit.  Unless the terms of a Participation Agreement provide otherwise, the “Date of Payment” with respect to a Participant means the date the Participant’s SERP Benefit is paid to the Participant (or the Participant’s Beneficiary) as follows:

(i)           Normal Retirement.  With respect to a SERP Benefit paid pursuant to Section 4.1, the “Date of Payment” is the later of (i) the date that is 60 days after the date of the Participant’s Separation from Service, or (ii) the date that complies with Section 8.11 hereof;

(ii)           Early Retirement.  With respect to a SERP Benefit paid pursuant to Section 4.2, the “Date of Payment” is later of (i) the date the Participant attains age 55, (ii) the date that is 60 days after the date of the Participant’s Separation from Service, or (iii) the date that complies with Section 8.11 hereof;

(iii)           Change in Control.  With respect to a SERP Benefit paid pursuant to Section 4.4, the “Date of Payment” means the date of payment specified in Section 4.4(b) or Section 4.4(c), as applicable;

(iv)           Death.  With respect to a SERP Benefit paid pursuant to Section 4.5, the “Date of Payment” means the date that is 60 days after the date of the Participant’s death; and

(v)           Disability.  With respect to a SERP Benefit paid pursuant to Section 4.6, the “Date of Payment” means the date that is 60 days after the date of the Participant’s Disability.

4.10           Adjustments.  Notwithstanding anything herein to the contrary, all benefits paid under this Plan shall be offset by other Employer provided defined benefit retirement benefits, if any, paid or payable to a Participant or that would have been payable to the Participant except for an award of the benefit to an alternate payee pursuant to a domestic relations order qualified under Code Section 414(p) or other applicable law; provided, however, that any such other benefit is payable under its terms in the same calendar year and in the same form, within the meaning of Section 409A, as the corresponding benefit payable under this Plan.  For purposes of this Plan, any SERP Benefit that is completely offset under this Section 4.10 or Section 4.6 shall be deemed to have commenced on the date it would have first become payable in the absence of any reductions.

4.11           Conditions for Payment of Benefits.  Notwithstanding anything herein to the contrary, benefits payable under this Plan shall be paid to a Participant only if the Participant abides by the confidentiality and noncompete provisions of such Participant’s employment agreement and severance agreement, as applicable.

4.12           Beneficiary Designations.  The person or persons to whom the benefits under this Plan are to be paid upon a Participant’s death shall be the person or persons designated by the Participant to receive benefits under the procedure established by the Committee for designating Beneficiaries.  In the event no valid designation of a Beneficiary exists at the time of a Participant’s death, the benefit provided for in this Section shall be payable to the Participant’s surviving spouse or, if no surviving spouse, to the Participant’s estate.  This provision enabling each Participant to designate one or more Beneficiaries shall constitute a nontestamentary payment provision covered by Section 450 of the Texas Probate Code.  Any payment made by the Employer in good faith and in accordance with the provision of this Plan shall fully discharge the Employer from all further obligations with respect to such payment.

4.13           Payments to Minors and Incompetents.  Should the Participant become incompetent or should the Participant designate a Beneficiary who is a minor or incompetent, the Employer shall be authorized to pay such funds to a parent or guardian of the estate of such minor or incompetent, or directly to such minor or incompetent, whichever manner the Committee shall determine in its sole discretion.

4.14           Withholding of Taxes.  The Employer paying benefits hereunder shall deduct from the amount of all benefits paid under the Plan any taxes required to be withheld by the federal or any state or local government.

SECTION 5
SOURCE OF BENEFITS

5.1           Benefits Payable From General Assets.  Amounts payable hereunder shall be paid exclusively from the general assets of the Employer, and no person entitled to payment hereunder shall have any claim, right, security interest or other interest in any fund, trust (other than the Rabbis Trust described in Section 4.4(e) hereof), account, insurance contract or asset of the Employer that may be looked to for such payment.  The Employer’s liability for the payment of benefits hereunder shall be evidenced only by this Plan.

SECTION 6
RIGHTS OF PARTICIPANTS

6.1           Limitation of Rights.  Nothing in this Plan or the Participation Agreement shall be construed to:

(a)           Limit in any way the right of the Employer to terminate a Participant’s employment with the Employer at any time;

(b)           Give a Participant or any other person any interest in any fund or in any specific asset or assets of the Employer; or

(c)           Be evidence of any agreement of understanding, express or implied, that the Employer will employ a Participant in any particular position or at any particular rate of remuneration.

6.2           Nonalienation of Benefits.  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  In the event of a divorce, if a court awards benefits payable under this Plan to the Participant’s spouse, the Committee may authorize payment of such benefits to the spouse; provided, however, in no event shall an Employer be obligated to pay a benefit under the Plan in an amount or form to which the Participant and/or survivor is not otherwise entitled under the terms and conditions of the Plan.  If any Participant, spouse or Beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, assign, sell, pledge, encumber or charge any right of benefit hereunder, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall be held by the Employer for the sole benefit of the Participant, spouse or Beneficiary, his or her spouse, children or other dependents, or any of them in such manner and in such proportion as the Committee shall deem proper, free and clear of the claims of any other party whatsoever.

6.3           Prerequisites to Benefits.  No Participant, or any person claiming through a Participant, shall have any right or interest in the Plan or any benefits hereunder unless and until all the terms, conditions and provisions of the Plan that affect such Participant or such other person shall have been complied with as specified herein.  The Participant shall complete such forms and furnish such information as the Committee may require in the administration of the Plan.

SECTION 7
CLAIM PROCEDURE

7.1           Filing Original Claim.  Any person who believes he or she has been wrongfully denied benefits under the Plan may submit a written claim for benefits to the Committee.  If any portion of the claim for benefits is denied, the Committee shall give notice stating the reason for the denial, a reference to the Plan provision, regulation, procedure, determination or other matter on which the denial was based, a description of any additional information or materials necessary to complete the claims procedure, and an explanation of this review procedure.  This notice shall be sent to the address stated on the Employee’s claim within a reasonable period of time after receipt of claim.

7.2           Appeal to Committee.  Any Employee, or former Employee, or spouse or Beneficiary of either, who has been denied a benefit under the Plan by a decision of the Committee shall be entitled to request the Committee to give further consideration to his or her claim by filing with the Committee a written request for a review of the decision of denial.  Such request, together with a written statement of the reasons why the claimant believes his or her claim should be allowed, shall be filed with the Committee no later than 60 days after receipt of the written notification of the denial of the claim for benefits.  The Committee shall consider a claim as promptly as practicable and will attempt to make its decision within 60 days of receipt of the request for review, and no later than 120 days after the date.

SECTION 8
MISCELLANEOUS

8.1           Amendment or Termination of the Plan.  The Board may, in its sole discretion, terminate, suspend or amend the Plan at any time or from time to time, in whole or in part.  In addition, the Committee may amend the Plan by its own action, provided that such amendment is permissible under the authority granted to the Committee by the Board as set forth in the Committee’s charter.  Any such amendment or termination shall not, however, without the written consent of the affected Participant, adversely affect the rights of a Participant with respect to any benefits which the Participant is or may become entitled to receive under the terms of the Participation Agreement, whether or not then vested.

Any termination of the Plan shall be in compliance with the applicable termination provisions of Section 409A.  Furthermore, after termination of the Plan, the Board may, in its sole discretion, commence distribution of the Participant’s SERP Benefit (determined as if the Participant retired on the termination date) if the termination of the Plan occurs within the 30 days preceding or the 12 months following a Section 409A Change of Control or if, and as, otherwise permitted under Section 409A.

8.2           Parachute Payment Limitation.  Notwithstanding any contrary provision of the Plan, the Committee may provide in the Participation Agreement or in any other agreement with the Participant for a limitation on the acceleration of vesting and payment of benefits under this Plan to the extent necessary to avoid or mitigate the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant, or may provide for a supplemental payment (a “gross-up payment”) to be made to the Participant as necessary to offset or mitigate the impact of the golden parachute excise tax on the Participant.  If, and only if, neither the Participation Agreement nor any other agreement with the Participant contains any contrary provision regarding the method of avoiding or mitigating the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant, then, notwithstanding any contrary provision of this Plan, the aggregate present value of all parachute payments payable to or for the benefit of a Participant, whether payable pursuant to this Plan or otherwise, shall be limited to three times the Participant’s base amount less one dollar and, to the extent necessary the payment of benefits shall be reduced, first under this Plan and next so as to provide the Participant with the greatest net economic benefit, and, to the extent economically equivalent, payments shall be reduced pro-rata.  For purposes of this Section 8.2, the terms “parachute payment,” “base amount” and “present value” shall have the meanings assigned thereto under Section 280G of the Code.  It is the intention of this Section 8.2, in the absence of any agreement with the Participant to the contrary, to avoid excise taxes on the Participant under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code.

8.3           Reliance Upon Information.  The Board and the Committee may rely upon any information supplied to them by an officer of the Employer, the Employer’s legal counsel or by the Employer’s independent public accountants in connection with the administration of the Plan, and shall not be liable for any decision or action in reliance thereon.

8.4           Governing Law.  The place of administration of the Plan shall be conclusively deemed to be within the State of Texas, and the validity, construction, interpretation and effect of the Plan and all rights of any and all persons having or claiming to have any interest in the Plan shall be governed by the laws of the State of Texas to the extent such laws are not preempted by federal law.

8.5           Severability.  All provisions herein are severable, and in the event any one of them shall be held invalid by any court of competent jurisdiction, the Plan shall be interpreted as if such invalid provision was not contained herein.

8.6           Headings.  The headings of the sections of this Plan are inserted for convenience only and shall not be deemed to constitute a part of this Plan.

8.7           Word Usage.  Words used in the masculine shall apply to the feminine where applicable and vice versa, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.  The words “herein,” “hereof,” “hereinafter” and other conjunctive uses of the word “here” shall be construed as reference to another portion of this Plan document.  The terms “Section” or “Article,” when used as a cross-reference, shall refer to other Sections or Articles contained in the Plan and not to another instrument, document or publication unless specifically stated otherwise.

8.8           Nonwaiver.  Failure on the part of any party in any one or more instances to enforce any of its rights that arise in connection with this Plan, or to insist upon the strict performance of any of its terms, conditions, or covenants of this Plan, shall not be construed as a waiver or a relinquishment for the future of any such rights, terms, conditions or covenants.  No waiver of any condition of this Plan shall be valid unless it is in writing.

8.9           Plan on File.  The Employer shall place this Plan on file in the office of its principal place of business.

8.10           Notices.  Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.  Notices delivered personally shall be deemed communicated as of actual receipt.  Mailed notices shall be deemed communicated as of three (3) days after mailing.

8.11           Section 409A.  Notwithstanding any provision of the Plan or a Participation Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A:

(a)           If the Participant is a “specified employee,” as such term is defined in Section 409A as of the date of the Participant’s Separation from Service, any payments or benefits payable as a result of the Participant’s Separation from Service (other than death) shall not be payable before the earlier of (i) the date that is six months after the date of the Participant’s Separation from Service, (ii) the date of the Participant’s death, or (iii) the date that otherwise complies with the requirements of Section 409A.  With respect to payments due hereunder, this Section 8.11(a) shall be applied by accumulating all payments and benefits that otherwise would have been paid within six months of the Participant’s Separation from Service and paying such accumulated amounts, or if applicable reimbursing the Participant for the employer-portion of any insurance premiums paid by Employee during such period at the earliest date which complies with the requirements of Section 409A.

(b)           It is intended that the Plan and the Participation Agreements satisfy the requirements of Section 409A, and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.

The Plan, as amended and restated effective January 1, 2009, was originally executed on December 31, 2008.  The Plan is further amended and restated in the form hereof in order to incorporate certain clarifying changes to the Plan as evidenced by its execution below this 30th day of April, 2009, but effective as of January 1, 2009.

PRIDE INTERNATIONAL, INC.

Attest:

/s/ W. Gregory Looser	By:	/s/ Louis A. Raspino
W. Gregory Looser		Louis A. Raspino
Senior Vice President - Legal, Information		President and Chief Executive Officer
Strategy and General Counsel

PRIDE INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2009)

APPENDIX A

Actuarial Equivalent

This Appendix A forms part of the Pride International, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009 (the “Plan”).  Terms used in this Appendix A shall have the meanings ascribed to them in the Plan, unless the context clearly indicates otherwise.  The provisions of this Appendix A govern the interest rate assumption and applicable mortality table assumptions under the definition of “Actuarial Equivalent” in Section 1.3(a) of the Plan, as permitted under such section, as follows:

The interest rate assumption shall be the “applicable interest rate” as defined in Section 417(e)(3)(C) of the Code for the third month prior to the beginning of the calendar quarter in which the benefits commence, and the mortality table shall be the “applicable mortality table” prescribed by the Secretary of the Treasury pursuant to Section 417(e)(3)(B) of the Code.